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                                                                   EXHIBIT 10.18




                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 20th day of December, 2002 (the "Effective Date"), by and between Alion Science and Technology Corporation, a Delaware corporation (the "Company") and John M. Hughes (the "Employee").

         WHEREAS, IIT Research Institute, an Illinois not-for-profit corporation ("IITRI") and Employee entered into an Employment Agreement dated September 18, 2002 (the "Prior Employment Agreement') to serve as Senior Vice President and Chief Financial Officer of IITRI effective September 23, 2002;

         WHEREAS, the Company, as of the Effective Date, acquired certain business operations of IITRI and in connection therewith Employee and IITRI terminated the Prior Employment Agreement immediately prior to the Effectve Date;

         WHEREAS, the Prior Employment Agreement was terminated pursuant to a Termination of Employment Agreement and Waiver of Payments entered into between IITRI and the Employee dated as of December 20, 2002; and

         WHEREAS, the Company and Employee desire to enter into this new Agreement as of the date hereof.

         NOW THEREFORE, in consideration of the foregoing recitals and mutual promises and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

         1. EMPLOYMENT. The Employee hereby acknowledges and agrees that he has no right to receive benefits, payments or other compensation in connection with his employment by IITRI or the termination of the Prior Employment Agreement. The Employee further acknowledges and agrees that this Agreement describes the only benefits, compensation or payments due the Employee as of the date hereof relating in any way to employment and/or termination therefrom with the Company, IITRI, their affiliates, or the predecessors of any of them. Upon the terms and subject to the conditions contained herein, the Company hereby employs the Employee as Senior Vice President and Chief Financial Officer, and agrees to continue the Employee in that position (or in any other position upon which the parties mutually agree) during the term of this Agreement unless terminated earlier in accordance with Sections 11 or 14 of this Agreement ("Term and Termination").

         2.       DEFINITIONS.

                  A. "Company" means Alion Science and Technology Corporation, its subsidiaries, affiliates, successors and assigns.

                  B. "Company Proprietary Information" means any information, data, computer software, invention, design, idea, concept, specification, formula, device, equipment, plan, process,


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document or material, whether tangible or intangible (including without limitation information relating to marketing strategies or plans, pricing policies or plans, proposals, lists of customers or clients and any other information that, in any way whatsoever, pertains to marketing or sales), which is a trade secret or proprietary in nature and which: (i) belongs to or is in the possession of the Company or any client or customer of the Company; or (ii) is learned or developed, in whole or in part, by Employee or otherwise comes into Employee's possession, control or knowledge in connection with, or arising out of Employee's employment by the Company.

                  C. "Client(s)" and/or "Customer(s)" means all entities with whom the Company has a contract or is offering or proposing to enter into a contract, including without limitation, federal government agencies, whether defense or civil.

         3.       COMPENSATION.

                  A. The Employee's initial base salary during the term of this Agreement shall be Two Hundred Twenty-Five Thousand Dollars and No/100 Cents ($225,000.00) per annum ("Annual Base Salary"). Notwithstanding any other provision of this Agreement, during the term of this Agreement, the Company shall not reduce Employee's initial base salary without the consent of both parties. Commencing with the Company's first performance review cycle after the effective date of employment, the Employee shall participate in the Company's annual performance review process, at which time the Company shall review Employee's performance and increase total annual compensation as deemed appropriate by the Company. In addition, the Employee will be eligible to participate in the Company's Incentive Compensation Plan for each Company fiscal year of employment to an extent consistent with similarly placed management of the Company, and provided that Employee is an employee in good standing of the Company at the time of each annual performance review.

                  B. The Employee shall also be eligible to participate in the Company's Stock Appreciation Rights Plan and the Deferred Compensation Plan to an extent consistent with similarly placed management of the Company; provided, however, that both adoption of the Stock Appreciation Rights Plan and the Deferred Compensation Plan, and Employee's participation therein, are subject to approval by the Company's Board of Directors.

                  C. The Company shall lease and insure, for the use and benefit of Employee, an automobile for his or her use during the term of employment with the Company. Any automobile lease provided and/or executed by Company shall have a maximum monthly lease payment of one thousand dollars ($1,000).

         4.       DUTIES.

                  A. During the term of this Agreement, the Employee shall serve as the Senior Vice President and Chief Financial Officer of the Company. The Employee shall report directly to the Chief Executive Officer of the Company. He or she shall have such powers and shall perform such duties as are incident and customary to his or her office. During the term of this Agreement, the Employee shall serve in any additional offices or positions of the Company which are pertinent and customary to his or her office, and to which he or she may be elected or appointed by appropriate action of the Company.

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                  B.       The Employee shall devote his or her full time,
attention, skill, and energy to the performance of his or her duties under this Agreement, and shall comply with all reasonable professional requests of the Company; provided, however, that the Employee will be permitted to engage in and manage personal investments (subject to the terms of Section 9 below) and to participate in community and charitable affairs, so long as such activities do not interfere with his or her duties under this Agreement. The Employee shall be headquartered in the Company office currently located at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102-4213.

                  C. The Company agrees to maintain Employee's status as a Senior Vice President as long as the Employee's obligations under this Agreement are fulfilled and subject to the continued approval by the Company's Board of Directors.

                  D. The Company shall not, during the Term of this Agreement, demote the Employee or reduce his or her responsibilities as set forth in this Section 4, or otherwise reduce his or her stature in the Company except as authorized under this Agreement.

                  E. Employee shall conduct all assigned duties in compliance with the Alion Science and Technology Corporation Code of Ethics, Conduct, and Responsibility and all other Company policies and procedures then in effect, and shall acknowledge and execute all documents necessary to comply and/or evidence compliance with such codes, policies and procedures.

                  F. The Company shall maintain in force, at all times during the term of this Agreement, Directors and Officers Liability insurance that covers Employee against all legal liabilities that may arise and are incurred in the good faith performance of duties as a member of the Company's management.

         5. VACATION, HOLIDAYS, AND SICK LEAVE. The Employee shall be entitled to paid vacations, holidays, and sick leave in accordance with the Company's policies, as in effect from time to time.

         6. EXPENSES. The Company shall reimburse the Employee for all reasonable business-related expenses incurred in connection with his or her duties on behalf of the Company in a manner consistent with current Company policies and procedures.

         7. FRINGE BENEFITS. During the term of this Agreement, the Employee shall be entitled to participate in any and all fringe benefit plans, programs and practices sponsored by the Company for the benefit of its employees, under the normal conditions for all such employees (including contributions, if any, by Employee, to the cost of such plans if contributions by the employee is normal) and shall be furnished with other services and perquisites appropriate to his or her position, including without limitation life insurance, health insurance, vision insurance, dental insurance, and disability insurance.

         8. NONDISCLOSURE OF PROPRIETARY COMPANY INFORMATION. During the term of this Agreement and for a period of two (2) years thereafter, Employee agrees: (a) to treat all Company Proprietary Information in a secret and confidential manner, take all reasonable steps to maintain such secrecy, and comply with all applicable procedures established by the Company with respect to maintaining the secrecy and confidentiality of Company Proprietary Information;
(b) to use Company

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Proprietary Information only as necessary and proper in the performance of
Employee's duties as an employee of the Company; and (c) except as required in this Section, to not directly or indirectly, without the written consent of the Company, reproduce, copy, disseminate, publish, disclose, provide or otherwise make available to any person, firm, corporation, agency or other entity, any Company Proprietary Information. Under no circumstances shall Employee use, directly or indirectly, any such Company Proprietary Information for his or her personal gain or profit.

         9. NON-COMPETITION; NON-SOLICITATION. Employee acknowledges and recognizes the highly competitive nature of the business of Alion and Alion's subsidiaries and accordingly agrees as follows:

                  A. During the Term and the Restricted Period (as defined in Section 9.G), Employee will not knowingly (after due inquiry), whether on Employee's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with Alion, the business of any customer or prospective customer of Alion of which Employee is aware at the time of such termination.

                  B. During the Restricted Period, Employee will not directly or indirectly: (i) engage in any services either individually or on behalf of any person that compete with any material business of Alion or Alion's subsidiaries as conducted at the time Employee ceases to be employed by Alion (including, without limitation, businesses which Alion or Alion's subsidiaries had at such time specific plans to conduct in the future and as to which plans Employee is aware at the time Employee ceases to be employed by Alion) in the United States (a "Competitive Business"); (ii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, except to the extent that such financial interest is a component of compensation or benefits payable pursuant to subsequent employment not otherwise prohibited by this Agreement; or (iii) interfere with, or attempt to interfere with, business relationships formed at or prior to the time Employee ceases to be employed by Alion between Alion or any of Alion's subsidiaries and customers, clients, suppliers of Alion or Alion's subsidiaries, as to which Employee is aware at the time he ceases to be employed by Alion.

                  C. Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of Alion or Alion's subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market, or for which such person is required to file annual and quarterly reports with the U.S. Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, if Employee:
(i) is not a controlling person of, or a member of a group which controls, such person; and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

                  D. During the Restricted Period, Employee will not, whether on Employee's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly: (i) solicit or encourage any employee of Alion or any of Alion's affiliates

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to leave the employment of Alion or such affiliate, provided that such employee was employed (or had an offer of employment) with Alion at the time Employee ceases to be employed by Alion; (ii) without Alion's written permission, hire any such employee who was employed by Alion or Alion's affiliates as of the effective date of Employee's termination of employment with Alion or who left employment with Alion or Alion's affiliates coincident with, or within three (3) months prior to or after, the termination of Employee's employment with Alion; or (iii) encourage to cease to work with Alion or Alion's affiliates any consultant then under contract with Alion or Alion's affiliates.

                  E. It is expressly understood and agreed that although Employee and Alion consider the restrictions contained in this Section 9.E to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this letter agreement is an unenforceable restriction against you, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this letter agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

                  F. Throughout the Restricted Period, the Company shall continue to furnish to Employee the pre-selected health, dental, vision, disability and life insurance coverage through the Company's insured welfare benefit plans and policies, and shall pay the employer's contribution for such coverages.

                  G. "Restricted Period" shall mean, following the date of Employee's termination of Employment with Alion, the greater of: (i) the unexpired term of this Agreement, up to a maximum of two (2) years; or (ii) one
(1) year.

         10. REASONABLE RESTRICTIONS. Employee understands that the provisions of this Section 10 may limit Employee's ability to earn a livelihood in a business competitive with the business of Alion and its subsidiaries but nevertheless Employee agrees and hereby acknowledges that: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Alion and its subsidiaries; (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained; (iii) such provisions are not harmful to the general public; (iv) such provisions are not unduly burdensome to you; and (v) the consideration provided hereunder is sufficient to compensate Employee for the restrictions contained in such provisions. In consideration thereof and in light of Employee's education, skills and abilities, Employee agrees that Employee will not assert in any forum that such provisions prevents Employee from earning a living.

         11.      TERM AND TERMINATION.

                  A. Term. Unless terminated or extended in accordance with the provisions hereof, the term of this agreement shall commence on the Effective Date and end on the fifth anniversary of the Effective Date ("the Original Term"). The Original Term of this Agreement shall automatically renew for successive one-year intervals ("Renewal Term") unless, not later than six
(6) months prior to the

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expiration of the Original Term or any Renewal Term, Alion provides written notice to Employee of its intent to not renew the Agreement.

                  B. Termination for Cause. Upon the issue of a written notice of termination, the Company may terminate this Agreement for Cause and all obligations of the Company to Employee shall cease on the date of termination. For purposes of this Agreement, "Cause" is defined as the occurrence of one of the following: (a) the Employee's breach of any material provision of this Agreement; (b) any act, failure to act, series of acts or failures to act, or course of conduct of Employee constituting reckless, willful, or criminal misconduct in the performance of duties specified in this Agreement; (c) any failure to perform, or gross negligence or incompetence in the performance of, the duties specified in this Agreement; or (d) the Employee's commission of a crime involving conversion, misappropriation, larceny, theft, fraud, dishonesty, embezzlement, moral turpitude or any other felony, regardless of whether such crime involves the Company. Following an initial determination by the Chief Executive Officer that Cause exists, the Chief Executive Officer shall provide Employee with written notice of the details of the alleged Cause and opportunity to a hearing before the Board of Directors to contest the validity of the initial determination. The Chief Executive Officer, with the concurrence of the Board of Directors, shall thereafter make a final determination as to whether Cause exists.

                  C. Termination Without Cause. The Company may terminate Employee's employment hereunder without cause, for any reason or no reason, by delivering to Employee written notice of the Board's intent to terminate. If the Company terminates Employee's employment without cause during the term of this Agreement, the Company shall make a lump-sum severance payment to Employee equal to the greater of: (i) the amount of Employee's Annual Base Salary as of the effective date of such termination over the unexpired Term of this Agreement up to a maximum of two (2) years; or (ii) an amount equal to one (1) year of Employee's current Annual Base Salary. In addition, Employee shall enjoy continued entitlement to such other accrued or earned and vested benefits provided under the Company's successor or assigns' plans, programs, policies and practices as of the effective date of termination without cause. Employee shall have no further rights under this Agreement to future compensation or benefits, including payments under the Company's Incentive Compensation Plan, Stock Appreciation Rights Plan and any long-term incentive plan (if established by the Alion Board of Directors), except to extent provided for in such plans or to the extent provided for in Section 9.F of this Agreement.

                  D. Voluntary Termination. Any resignation from employment submitted by Employee to the Company, regardless of the reason for such resignation, shall be deemed a Voluntary Termination. Employee shall give the Company not less than thirty (30) days notice prior to the effective date of a Voluntary Termination.

                  E. Payment Upon Termination for Cause or Voluntary Termination. In the event of any Termination for Cause or Voluntary Termination, the Company shall have no further obligations to Employee under this Agreement, including without limitation payment of future compensation or benefits; provided, however, that termination for Cause shall not affect the Company's obligations to pay Employee

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any salary and expense reimbursement, and provide any benefits, accrued and unpaid by the Company as of the effective date of termination.

                  F. Death or Total Disability. In the event of Employee's death or total disability (as defined in the Company's long term disability insurance plan), Employee's employment under this Agreement shall terminate immediately. If terminated due to Employee's death, the Company shall pay to Employee's heir or personal representatives, as the case may be, six (6) monthly payments, each equal to one-twelfth (1/12) of Employee's then-current salary, commencing with the first calendar month after termination. If terminated due to Employee's total disability, the Company shall pay to Employee six (6) monthly payments, each equal to one-twelfth (1/12) of Employee's then-current salary less any payments under the Company's long term disability insurance plan that Employee receives or is entitled to receive in each such month, commencing with the first calendar month after termination.

         12.      SEVERANCE BENEFITS.

                  A. If eligibility for severance benefits from the Company's successor or assign (or any of its respective affiliates) is established (pursuant to Section 14 below) (the "Severance Benefits"), the Severance Benefits payable to Employee shall, in lieu of the benefits otherwise payable under Section 11, consist of the following: (i) a lump sum severance payment equal to the greater of (a) the amount of Employee's Annual Base Salary as of the Termination Date over the unexpired Term of this Agreement up to a maximum of two (2) years or (b) an amount equal to one (1) year of Employee's current Annual Base Salary; and (ii) continued eligibility to participate throughout the Severance Period in the Company's successor's or assigns' insured welfare benefit plans and policies (including, without limitation, health, dental, vision, disability and term life insurance benefits) at the same level of employee cost and at the same level of coverage provided to Employee as of the Termination Date, it being understood that the Company's successor or assign has and reserves the right to amend, modify or replace such plans or policies to provide substantially similar insured coverage during the Severance Period. For purposes of the Company's successor or assigns welfare benefit plans and policies subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Employee's "qualifying event" for COBRA purposes shall be the Termination Date.

                  B. Employee shall enjoy continued entitlement to such other accrued or earned and vested benefits provided under the Company's successor or assigns' plans, programs, policies and practices as of the Termination Date.

                  C. It is expressly understood by both parties that under no circumstances is the Company responsible for the payment of Severance Benefits.

         13. SEVERANCE PERIOD. The Severance Period shall begin on the effective date of termination of Employee's employment under the conditions specified in Section 14, and end on the last day of the twenty-four (24) month period beginning on the Termination Date.

         14. ELIGIBILITY FOR SEVERANCE BENEFITS. If Employee terminates employment (other than on account of circumstances described in Section 15 below) with any successor or assign (or any of their

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respective affiliates) of the Company at any time during the twenty-four (24)
month period beginning on the effective date of a Change in Control (the "Protection Period"), he shall be entitled to the Severance Benefits described in Sections 12, 13 and 14 as follows. If during the Protection Period, Employee terminates his employment for Good Reason (as defined below) by delivering to the successor or assign of the Company (or its respective affiliate), as applicable, each no later than thirty (30) days after learning of the occurrence of an event constituting Good Reason: (i) a Preliminary Notice of Good Reason (as defined below); and (ii) a Notice of Termination (as defined below); Employee shall have the right, in his sole and reasonable discretion, to commence Severance Benefits. Any termination of Employee's employment that qualifies for Severance Benefits under Sections 14, 15 and 16 of this Agreement shall supersede and take precedence over the provisions of Section 11. For purposes of this Agreement, the following terms shall have the respective meanings:

                  A. "Good Reason" shall only result upon the occurrence, without Employee's prior written consent, of one or more of the following events, as determined by Employee in good faith, during the Protection Period:
(i) Employee's authority or responsibility has materially diminished as compared to Employee's authority and responsibility in effect immediately prior to a Change in Control; (ii) Employee has been assigned duties inconsistent with his position, responsibility and status with the Company immediately prior to the Protection Period; (iii) there has been an adverse change in Employee's title or office as in effect immediately prior to the Protection Period; (iv) Employee's base pay or incentive compensation has been reduced; or (v) Employee's principal work location is more than ten (10) miles away from the principal work location as immediately prior to the Protection Period; provided, however, that "Good Reason" shall not include (x) acts not taken in bad faith that are cured by the Company's successor or assign in all respects, including without limitation restoration of all back pay and incentive compensation through the Termination Date, not later than thirty (30) days from the date of receipt by the successor or assign of the Company (or its respective affiliate), as applicable, of a written notice from Employee identifying in reasonable detail the act or acts constituting "Good Reason" (a "Preliminary Notice of Good Reason"), or (y) acts for which Employee does not provide a Preliminary Notice of Good Reason within thirty (30) days of learning of the occurrence of the event constituting Good Reason.

                  B. "Notice of Termination" shall mean a notice that indicates the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

                  C. "Termination Date" shall mean the date specified in the Notice of Termination for termination of Employee's employment under this Agreement.

         15. INELIGIBILITY FOR SEVERANCE BENEFITS. Notwithstanding any other provision under this Agreement, Employee shall not be entitled to receive Severance Benefits in the event that: (i) the Company's successor or assign (or any of its respective affiliates) terminates Employee's employment for Cause (as defined in Section 11.B); (ii) Employee dies (in which case the terms of Section 11.F shall apply); (iii) Employee is determined to be totally and permanently disabled (in which case the terms of Section 11.F shall apply); or (iv) Employee resigns other than for Good Reason (in which case Sections

11.D and 11.E apply). In any such event, Employee, in addition to any benefits payable in accordance with this Agreement, shall be entitled only to his salary and benefits accrued or earned and vested under other plans, programs, policies, practices and coverages of the Company's successor or assign (or any of its respective affiliates).

         16. RETURN OF COMPANY INFORMATION. Immediately upon termination of employment under this Agreement, the Employee shall promptly deliver to the Company all documents, software, and other tangible information in the possession or control of Employee and that relate to, are connected with, or arise out of Employee's employment by the Company, including without limitation all Company Proprietary Information.

         17. NOTICE OF SUBSEQUENT EMPLOYMENT. For a period of one (1) year after termination of employment under this Agreement, the Employee agrees to notify the Company of the name and address of each employer with whom Employee accepts employment. The Employee further authorizes the Company to contact any such employer during the one-year period for the limited purpose of making the employer aware of this Agreement and protecting the Company's rights under this Agreement.

         18. CHANGE IN CONTROL. For the purposes of this Agreement, a "Change of Control" shall mean and shall be effective upon the closing date of:
(i) the dissolution or liquidation of the Company; (ii) the merger or consolidation of the Company with any other corporation, foundation, association or other entity; (iii) the amendment of the Company's corporate documents to grant a party other than the Company's Employee Stock Ownership Plan, the right to designate, elect or remove a majority of the Company's voting directors; or
(iv) the transfer to another corporation, foundation, association or other entity in a sale, lease, exchange or other similar transfer (in a single transaction or in a series of related transactions) of all or substantially all of the assets of the Company.

         19. TERMINATION OF ALL OTHER AGREEMENTS. Except as otherwise provided herein, Employee acknowledges and agrees that the Company has no obligations or responsibility to Employee under any previous agreements or understandings, whether oral or written, that Employee may have had or entered into with Employee's previous employers, including without limitation any arrangements for compensation, bonus, or stock appreciation rights. In this connection, Employee acknowledges that he has entered into a Termination of Employment and Waiver of Payments Agreement with IITRI, dated as of December 20, 2002, releasing and waiving any obligations that IITRI would otherwise have in respect of Employee.

         20.      REMEDIES.

                  A. The parties agree and acknowledge that the Company will be irreparably injured by the breach of any material provision of this Agreement, including without limitation Sections 8, 9, and 16, and that money damages alone may not be an appropriate measure of the harm to the Company from such continuing breach. Thus, the parties further agree that equitable relief, including specific performance of these provisions by injunction, is an appropriate remedy for breach of these provisions in addition to money damages, if applicable.

                  B. The existence of any claim or cause of action that Employee or any such other person or entity may have against the Company shall not constitute a defense or bar to the enforcement of any action under the covenants set forth in this Agreement. If the Company must resort to legal proceedings to enforce any covenant which has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such covenant was occurring, beginning on the date of a final order of a court or other tribunal (without right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such covenant.

         21. INDEMNIFICATION. Company shall indemnify, defend, hold and save Employee, his heirs, administrators or executors harmless from any and all actions and causes of actions, claims, demands, liabilities, losses, costs, damages or expenses of whatsoever kind of nature, including judgments, interest and attorney's fees, that Employee, his heirs, administrators or executors may sustain or incur subsequent to the date of this Agreement or become subject to by reason of any claim or claims, resulting from Employee's execution of the terms and conditions of this Agreement, except for Employee's fraudulent or criminal acts or omissions or gross negligence except as prohibited by applicable law.

         22.      MISCELLANEOUS.

                  A. Any notices required by this Agreement shall: (i) be delivered by messenger or made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so delivered or mailed; and (iii) in the case of the Company, be delivered or mailed to its office at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102-4213, Attn: General Counsel, or in the case of the Employee, be mailed to the last address that the Employee has given to the Company.

                  B. The obligations and duties of the Employee under this Agreement are personal and not assignable. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributes, heirs, and legatees.

                  C. If any dispute arises under this Agreement, such dispute shall be referred to a panel of three (3) arbitrators for resolution. The three-arbitrator panel shall be selected as follows: the Company will designate one arbitrator, the Employee will designate one arbitrator, and the two designees will mutually select the third. The American Arbitration Association's Voluntary Labor Arbitration Rules shall govern procedures for the arbitration, unless the three arbitrators unanimously agree to adopt a different rule or rules. The arbitration shall occur in the the City of McLean, Virginia. Notwithstanding the foregoing, and specifically in the event of a dispute over the Employee's termination by the Company, Employee may, at his or her option, elect to have a court rather than an arbitrator resolve the dispute.

                  D. If any term or provision of this Agreement is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining terms or provisions hereof, and each such remaining term and provision of this Agreement shall be enforced to the fullest extent permitted by law. If any covenant is determined to be unenforceable in equity because of its scope, duration, geographic area, or similar factor, the court or arbitrator making such determination shall have the power to reduce or limit such scope, duration, area, or other factor and such covenant shall then be enforceable in equity in its reduced or limited form.

                  E. This Agreement may be altered, amended or modified only by written agreement signed by both the Employee and the Company. No oral modification of this Agreement, or of any part of this Agreement including this paragraph, shall have any force or effect. No waiver by either of such parties of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

                  F. In any action or claim brought by either party against the other under or pursuant to this Agreement, the substantially prevailing party shall be entitled to an award of all actual attorney's fees, costs and expenses incurred by the substantially prevailing party.

                  G. This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreement(s) between the Company and Employee relating to the subject matter contained herein. This Agreement shall not be modified or waived except by written instrument signed by the parties.

                  H. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Virginia.


ALION SCIENCE AND TECHNOLOGY              EMPLOYEE
CORPORATION


/s/ BAHMAN ATEFI                          /s/ JOHN HUGHES
-------------------------------           -----------------------------------
Signature                                 Signature


Chief Executive Officer                   John M. Hughes
-------------------------------           -----------------------------------
Name and Title                            Name









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